New Oriental Energy and Chemical Corp (nasdaqgm:noec)

New Oriental Energy and Chemical Corp., which began trading on NASDAQ in May, 2007, is an established specialty chemical manufacturer in China which has successfully leveraged its core expertise in fertilizer production, along with inherent manufacturing synergies, to become an emerging manufacturer of coal-based alternative fuels, specifically Dimethyl Ether (DME) and Methanol.  Formerly operating as Luoshan Chemical Fertilizer Factory, the Company was privatized by current management in 2003. Since its inception, the Company has received multiple government accolades for its core fertilizer products while establishing a recognized brand name in the market. The Company’s legacy product, Urea, is a nitrogenous fertilizer utilized to improve yields across a variety of different crops. DME is an alternative to liquid natural gas in home heating and cooking with the longer term potential of replacing traditional  petroleum diesel in cars, trucks and buses, while Methanol is used as a fuel additive and is an inexpensive way to reduce emissions. DME has been found to reduce NOx emissions by 90% and normally has been significantly cheaper as compared to traditional petrol diesel. Currently, the Company is the largest producer of DME in the Henan province with 150,000 tons of capacity following the completion of an expansion of DME capacity in FY’08. New Oriental plans on utilizing the cash flow from its fertilizer, DME and Methanol business, to further expand its portfolio of alternative energy products.  The completion of a new 200,000 ton capacity methanol plant in the current fiscal year will permit optimum DME production of up to 130,000 tons annually, and/or methanol production, substantially increasing the Company’s potential revenue and profit.

FISCAL YEAR 2009 FIRST QUARTER RESULTS– In fiscal year 2008, ended March 31, 2008, NOEC revenues grew 77% to $67,832,920 and net income increased 35% to $4,062,941 reflecting an increase in DME revenues of 566% and strong gains in urea sales and margins.  At the same time, large increases in methanol prices in the second half of the year forced the Company to curtail its DME production, limiting it to the amount which could be produced with lower cost internally produced methanol.  The Company expects the amount needed to achieve optimum DME production will come from the new 200,000 ton methanol facility being constructed.  This situation continued into the first quarter of fiscal 2009, resulting in a revenue increase in the quarter of 8.4%.  While comprehensive income in the period grew 28.8% to $1,268,035, net income declined approximately 19% to $828,019, due to higher raw material costs and increased G&A expenses.  Gross margins in both DME (18.05%) and urea (18.53%) increased as a consequence of higher realized prices and a continued Company focus on cost containment, primarily through technological innovation.

ECONOMIC CRISIS FORCES SHIFT IN Q2 PRODUCTION– Unfortunately, the global economic crisis triggered in the second fiscal quarter also had an impact on the Company, which was mitigated somewhat by its ability to quickly shift its production and marketing efforts.  In particular, as described above, while the Company already had planned to limit DME output, a sharp escalation in coal prices combined with a decline in world oil prices and reduced local demand due to uncertainty, led to a reduction in combined sales of the Company’s alternative fuel products to only $4.35 million, or 31% of sales, while DME sales alone in the comparable prior year quarter were 67% of sales.  In the recent second quarter, the Company was able to sell some methanol.  It also was able to rapidly shift production to increase fertilizer sales, to capitalize on the continuing robust agricultural market.  However, this could not keep pace with the doubling of coal costs--the   feedstock for both urea and methanol.  As a consequence, both urea and alternative fuels experienced negative gross margins which led to a net loss in the quarter of $(590,446) on a 21% decrease in sales to $14.26 million.  The Company remained profitable through the first half of the fiscal year, but the $236,123 net income for the period was down substantially from a $1.88 million profit in the prior fiscal year’s first six months.

METHANOL CAPACITY ADDITION MOVING TOWARD COMPLETION– With a longer term goal of reaching over time the 600,000 tons of DME capacity for which it has been fully licensed by the Chinese government, the Company increased DME capacity in fiscal 2008 to 150,000 tons.  It also initiated development of a 200,000 ton methanol capacity addition to internally provide the feedstock needed to produce DME and/or depending on the economics, to sell the methanol, produced.  Given optimum methanol production capacity from the new and existing facilities of about 230,000 tons, there could be an excess of about 70,000 to 80,000 tons of methanol not needed for DME the Company may to be able to sell upon completion of the project.

In its quarterly report, the Company said that progress on construction of the methanol plant expansion continued at a good pace.  At the same time, the Company said its cash position was reduced by lower operating results as well as its continued self funding of the expansion. In response to this, the Company said it has entered into discussions with various banks with the purpose of strengthening credit lines and/or considering possible bank financing to accelerate completion of the methanol plant. This reflects a continued expectation that completion of the plant will have a substantial positive impact on the Company's sales and profits, particularly in 2010 and succeeding years. With the plant more than 70% completed, the Company said that start up is possible by calendar year end, but cautioned about the extent of any contribution this could make to its fiscal year 2009 results.  While optimistic about a positive outcome from bank discussions it is holding, it now appears that timing of bringing the methanol plant to optimal production will be adjusted somewhat to be in line with the results of these discussions.

OUTLOOK– The current economic environment has made the ability to predict pricing on commodity costs and products extremely difficult. As a consequence the Company reduced its prior forecast of an estimated 20% increase in year over year sales, with an expectation that these results instead could be flat to down, with a corresponding outlook for full year profits. While it anticipates a pickup in demand for DME -- as a consequence of the government's recently announced $500 billion economic stimulus plan-- a primary issue over the remainder of the year will be the cost of coal, which remains unpredictable.  In essence, the Company believes it can achieve positive margins on all of its products, even at lower than planned selling prices over the intermediate term, if the cost of coal moderates in some proportion to this.  Further, in recent months, the Company has seen the failure of many smaller DME producers who rely on outside methanol purchases, which is narrowing the playing field.  This also has been the case in fertilizer production, which is a very fragmented business, where many smaller companies are having great difficulty, even as prices have increased.

LONGER TERM OPTIMISM– Mr. Chen Si Qiang, the Company’s CEO, commented in the Q2 press release, "What we remain focused on are the tremendous gains we continue to strongly believe will develop in time from expanded DME production. This will especially be the case as DME increasingly becomes a substitute for diesel fuel in addition to the smaller Liquefied Petroleum Gas (LPG) replacement market. The demand for methanol may expand, especially if the replacement of gasoline by methanol is legalized as a national standard early next year as many anticipate. Lastly, we have little doubt that there will be a continuing government emphasis on boosting agricultural production in the PRC and thereby the need for an increasing utilization of fertilizers.”

200,000 TON METHANOL PLANT NEARING COMPLETION

NOEC’s new 200,000 ton capacity methanol plant, will make the Company self sufficient in the production of methanol required to achieve maximum DME production, and also permit the sale of surplus methanol.

NEW ORIENTAL’S DEMAND DRIVERS AND CURRENT PRODUCT PORTFOLIO:

•     China is the second largest consumer of oil in the world and has been a net oil importer since 1993. Greater dependence on foreign oil is driving government action

•     Deteriorating environmental conditions also are being addressed by the government

•     Economics of alternative energy historically have been compelling— and at some point in the future are likely to be so again

•     China has abundant low-cost coal reserves, with coal being the primary feedstock for DME/Methanol production. Coal prices are expected to moderate again over time

•     Limited penetration of Alternative Energy vs. Total Annual use creates large market opportunity

•     The government looks to greatly expand the use of DME in the future

•     Reflecting strong government support for DME, in July the government lowered the VAT tax on DME from 17% to 13%; it also provided financial awards to NOEC for reduced coal consumption and reduced energy consumption and air pollution in its DME production process; it “certified” NOEC’s DME Technical Center

•     New Oriental is well positioned to capitalize on the strong secular trends for cleaner and cheaper energy in a still rapidly growing Chinese economy, based on its expanding production capacity and first mover advantage

Core Chemical Productsè	PRODUCT OFFERING	APPLICATION
	Urea (and ammonia bicarbonate, liquefied ammonia, ammonia water)	Traditionally crop fertilizer, also used in resin, plastics, medicine; Gross margins approximately 18%
	Dimethyl Ether (DME)	Alternative to petro-diesel fuel; Gross margins approximately 20%-25%+
Emerging Alternative Energy Productsè	Methanol (feedstock for DME)	Alternative to fossil fuel and fuel additive; Gross margins approximately 20%

MANAGEMENT TEAM

Chen Si Qiang, Chief Executive Officer-Mr. Chen has been a director of New Oriental Energy and Chemical since 2003 and was part of the senior management team that helped to privatize the assets of New Oriental from the Chinese Government in October 2003. From 2000 to 2003, he served as the Chairman of the Board of Directors of Xinyang Hongchang Channel Gas Engineering Company Limited.

Ben Wang, Chief Financial Officer-Mr. Wang, who joined the Company in April 2007, has experience in public company analysis, qualitative and quantitative financial analysis, modeling and forecasting and was most recently an analyst at Brean Murray Carret Co.  Before that he was involved in risk solutions consulting for Standard and Poor’s.  Mr. Wang, a CFA charter holder, earned a Ph.D from the Department of Decisions, Risk & Operations Management at Columbia Business School in New York in 2003.  He was also awarded an M.E. in Electrical Engineering from Tsinghua University in Beijing and a B.E. in Electronic Engineering from Chengdu’s University of Electronic Science & Technology in China.

Wang Gui Quan, President -Mr. Wang has been a director of New Oriental Energy and Chemical since 2003 and the General Manager and Secretary since October 2003. From May 1998 to September 2003, Mr. Wang, a government-authorized Senior Engineer, was the Factory Director and Vice Secretary of Xixian Chemical Fertilizer.

Disclaimer: This document may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this document.